EXHIBIT 99.1

Ceragenix and Hyphens Enter Into Distribution and Supply Agreement for EpiCeram®

Hyphens to Market and Sell in Southeast Asia

February 2, 2009 (Denver)—Ceragenix Pharmaceuticals, Inc.(“Ceragenix”) (OTCB:CGXP), a medical device company focused on infectious disease and dermatology today announced that it has entered into an exclusive distribution and supply agreement (the “Agreement”) with Hyphens Marketing & Technical Services PTE. LTD (“Hyphens”), to commercialize EpiCeram®, a prescription topical cream for treating atopic dermatitis and other dry skin conditions, in Singapore, Malaysia, the Philippines, Vietnam, Indonesia and Brunei (the “Territories”).

The Agreement grants Hyphens exclusivity in the Territories for the distribution and marketing of EpiCeram® while Ceragenix will be responsible for the manufacturing and supply of the product.  Hyphens is also responsible for obtaining regulatory clearance to market EpiCeram® in the Territories.  Financial terms were not disclosed.

Steven Porter Chairman and Chief Executive Officer of Ceragenix said, “We are very pleased to be partnering with Hyphens in these areas of Southeast Asia.  We are very impressed with the capabilities of Hyphens and look forward to their first country launches of EpiCeram® during the second half of 2009.  Following the launch of EpiCeram® in the United States by Promius Pharmaceuticals, we are seeing an increased interest in international marketing rights and we expect to enter into additional agreements during 2009.”

Mr. See Wah Lim Managing Director of Hyphens said, “This collaboration with Ceragenix will improve the management of various dermatoses for physicians as well as for patients in this part of the world.”

About EpiCeram®

EpiCeram® is a topical cream that utilizes Ceragenix’s Barrier Repair Technology.  In April 2006, the FDA provided clearance to market EpiCeram® to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis (eczema), irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment.  All of these conditions are associated with a deficient skin barrier function.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield™antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of EpiCeram® which is currently being marketed by Promius Pharmaceuticals (a wholly owned subsidiary of Dr. Reddy’s Laboratories) in the United States under an exclusive supply and distribution agreement. For additional information on Ceragenix, please visit www.ceragenix.com.

About Hyphens Marketing & Technical Services Pte Ltd

Hyphens is a specialty pharmaceutical company focused on sales and marketing of innovative human health care products in Southeast Asia. With regional headquarters in Singapore and local offices in Cambodia, Indonesia, Malaysia, the Philippines and Vietnam, Hyphens has successfully launched numerous key products. The Company’s core therapeutic areas are Allergy & Otolaryngology, Gastroenterology, Obstetrics & Gynecology, Ophthalmology and Radiology. Hyphens currently partners with various companies from Australia, Europe and the USA. By working closely with key opinion leaders in the region, Hyphens strives to address unmet medical needs and at the same time enrich all the Company’s stakeholders.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA and international regulatory authorities; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2009. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Steven Porter, Chairman and CEO
(720) 946-6440

End of Filing